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                                  Exhibit 11.1

                                METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                 (AS RESTATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                             1996         1997          1998
                                          ----------    ---------    ----------
 Net loss                                 $  (46,584)   $ (60,323)   $ (129,142)
   Preferred dividends                          (780)      (7,750)      (11,767)
                                          ----------    ---------    ----------
 Net loss before extraordinary item
   attributable to common
   stock holders                             (47,364)     (68,073)     (140,909)
   Extraordinary item                         (3,675)
                                          ----------    ---------    ----------
 Net loss attributable to common
   stockholders                           $  (51,039)   $ (68,073)   $ (140,909)
                                          ==========    =========    ==========

 Weighted-average shares outstanding:
    Shares outstanding, beginning of
      period                                  14,626       24,521        40,548
    Shares issued in acquisitions              1,619        2,492
    Share issued for exercise of stock
      options                                      2            1
    Shares issued in settlement of litigation                               390
    Shares issued in employee stock purchase
      plan                                         6           73            91
                                           ---------    ---------    ----------
 Weighted-average shares outstanding          16,253       27,087        41,030
                                           =========    =========    ==========

 Net loss before extraordinary item
   attributable to common stockholders    $    (2.91)    $  (2.51)   $    (3.43)
   Extraordinary item                          (0.23)
                                          ----------   ----------    ----------
 Loss per share attributable to common
   stockholders                           $    (3.14)   $   (2.51)    $   (3.43)
                                          ==========    =========    ==========